Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, OH 43287

Steve Steinour
Chairman, President, and CEO

614.480.3327
614.480.5485 Facsimile
steve.steinour@huntington.com

October 30, 2009

Dear Fellow Huntington Shareholder:

Our primary objective is to return Huntington to profitability as soon as possible, and we made further progress toward this objective in the third quarter. As you know from my earlier letters, it has been our expectation since the beginning of the year that the economy would not recover this year. We still believe this is the correct assessment. As such, we recorded a loss in the third quarter as we continued to strengthen our loan loss reserves as charge-offs remained at elevated levels. Fundamental to our return to profitability is growth in pre-tax, pre-provision income, a strong capital position, a liquid balance sheet, and a lower-risk loan portfolio. We made significant progress in each of these areas again this past quarter.

Performance Recap

For the 2009 third quarter, we reported a net loss of $166.2 million, or $0.33 per common share. This compared with a net loss of $125.1 million, or $0.40 per common share in the 2009 second quarter. The lower loss per share in the current quarter compared with the prior quarter reflected the increase in average common shares resulting from our issuances of common equity as part of our plan to build capital. This loss was due to $475.1 million of provision for credit loss expense as our pre-tax, pre-provision income increased $7.8 million, or 3%, from the second quarter. As noted in the table on the next page, this was our third consecutive quarter of pre-tax, pre-provision improvement. The improvement from the 2009 second quarter primarily reflected the benefit of higher net interest income, service charges on deposits, and electronic banking income, partially offset by higher OREO and foreclosure expense and lower mortgage banking income.

Our net interest income improved due to a 10 basis point expansion in our net interest margin to 3.20%. This was positively impacted by 10% annualized growth in average core deposits, concentrated in lower-cost demand deposit and money market accounts. This strengthened our liquidity position further. Our period-end loan-to-deposit ratio was 94%, improved from 98% at June 30, and much improved from 108% at the end of last year.

Average loans declined as commercial loans decreased, reflecting planned reductions in our commercial real estate loans as well as declines in average commercial and industrial loans and consumer loans due to weak demand. However, average earning assets were little changed as the decline in average loans was offset by an increase in investment securities, reflecting deployment of the cash resulting from the growth in deposits, as well as our equity issuances.

	2009			2008
	Third	Second	First	Fourth	Third
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

(Loss) Income Before Income Taxes	$(257.4)	$(137.8)	$(2,685.0)	$(669.2)	$92.1
Add: Provision for credit losses	475.1	413.7	291.8	722.6	125.4
Less: Securities gains (losses)	(2.4)	(7.3)	2.1	(127.1)	(73.8)
Add: Amortization of intangibles	17.0	17.1	17.1	19.2	19.5
Less: Significant (1) items
Gain on the redemption of junior subordinated debt	—	67.4	—	—	—
Goodwill impairment	—	(4.2)	(2,602.7)	—	—
Gain related to Visa® stock	—	31.4	—	—	—
FDIC special assessment	—	(23.6)	—	—	—
Gain on the extinguishment of debt	—	—	—	—	21.4
Visa® anti-trust indemnification	—	—	—	4.6	—
Merger/restructuring costs	—	—	—	—	—

Pre-tax, Pre-provision Income (1)	$237.1	$229.3	$224.6	$195.1	$289.4

LQ Change — Amount	$7.8	$4.7	$29.5	$(94.3)	$38.2
LQ Change — Percent	3.4%	2.1%	15.1%	-32.6%	15.2%
(1) See Basis of Presentation for definition

On the capital front, we raised $587.3 million of common equity. Our period-end tangible common equity ratio was 6.46%, up 78 basis points. Our period-end regulatory Tier 1 and Total risk-based capital were 13.04% and 16.24%, respectively. On a dollar basis, this was $3.1 billion and $2.8 billion, respectively, above the 6.0% and 10.0% “well capitalized” regulatory thresholds, respectively. As we entered this year, a key objective was to assure that we had sufficient capital to get through this economic cycle. We believe this objective was accomplished through our capital actions and believe we now have sufficient capital to weather a stressed economic scenario.

Lowering the risk profile of the loan portfolio has been a high priority since the beginning of the year, and we are aggressively addressing credit issues. In the first half of the year, we successfully restructured our Franklin Credit Management relationship and conducted significant commercial loan portfolio reviews. During the third quarter, utilizing the enhanced portfolio management processes put in place in the second quarter, we continued our emphasis on identifying changes in the risk profiles of our commercial borrowers. While nonaccrual loans increased by a net 20% in the quarter, the level of “criticized” loans increased by only 4%. This is important since the level of “criticized” loans is a leading indicator of future nonaccrual and charge-off levels. Our continued proactive identification of potential emerging problems contributed significantly to the increase in total nonaccrual loans. It is important to note that over 55% of the third quarter’s newly identified commercial nonaccrual loans were less than 30 days past due as of September 30.

With regard to our consumer portfolio, we continue to believe it will show better relative performance throughout this cycle. Consumer credit actions included taking a more conservative position on the timing of loss recognition, continued active loss mitigation and troubled debt restructuring efforts, as well as the sale of some underperforming loans. As a result, some of our third quarter actions resulted in above trend line losses. For example, residential mortgage actions resulted in an outsized, third quarter annualized 6.15% net charge-off ratio. Excluding the impact of these actions, the third quarter annualized residential mortgage net charge-off ratio would have been 1.73%. Importantly, our residential mortgage “over 30 days past due” ratio declined 151 basis points.

In light of the continued stress on our loan portfolios, especially commercial real estate loans, it was prudent to continue to build our reserves. Our provision for credit losses exceeded net charge-offs by $119.2 million, or 33%. As a result, our period-end allowance for credit losses increased to 2.90% from 2.51% at the end of the second quarter. Even though net charge-offs remained elevated, they continued to be below the two-year cumulative loss assumptions used in our loan portfolio stress test analysis announced on May 20, 2009.

We will continue to manage the company assuming that the economy will remain weak for the foreseeable future. History has shown that meaningful improvement in credit quality, and thereby a return of provision for credit losses to more normal levels, lags improvement in economic indicators. Going forward, we will continue to seek opportunities to accelerate the resolution of problem credits and position Huntington for its return to profitability.

Other Highlights

We also made progress in two other areas. First, we continued to strengthen our board and management team. William Robertson joined the board. He was former president, director and deputy chairman of National City Corp. in Cleveland. He understands our markets very well and brings a wealth of banking and business development experience to our board.

We also strengthened our Management Committee. We hired Dan Neumeyer as senior executive vice president and chief credit officer. He is the former chief credit officer for Comerica’s Texas bank. He has extensive credit and commercial banking experience with middle market companies and small businesses. He also has experience in commercial credit training that will broaden team skills. Additionally, he brings a demonstrated expertise in portfolio management. His proven track record of performance will further strengthen our credit culture.

Also joining our team is Elizabeth Heller Allen, as executive vice president and director of corporate public relations and communications. She has outstanding and broad experience at several Fortune 100 companies. She will lead the creation and delivery of an integrated communications program that supports and is consistent with the Huntington brand.

In our business segments, David Hammer was appointed President of our Pittsburgh region and William Shivers was appointed President of our Akron/Canton region. Both are important markets to us. These individuals bring a wealth of banking and local market experience to Huntington.

Further, and as evidence of our shift to offense, on October 2, we acquired approximately $400 million of deposits of Warren Bank, located in Macomb County in Michigan in an FDIC-related transaction. We are very pleased to have been the successful bidder for this franchise and welcome over 8,000 new customers. This immediately strengthened our market share and further improved our loan to deposit ratio. We are pleased with early-on results and expect to have all of the accounts converted and customers fully integrated by the middle of January next year.

As further evidence of our progress, we have just been informed by the U.S. Small Business Administration that for the fiscal year ended September 30, 2009, Huntington ranks as the #1 SBA lender in Ohio and West Virginia in terms of both the number and amount of SBA lending, and the #1 SBA lender in Indiana and Michigan in terms of number of loans.

The development of a three-year strategic plan that I mentioned in my last letter is well under way. And while it won’t be officially finalized until later this year, the exercise is already impacting decisions as we continue our shift to playing offense. For example, this past quarter its impact has been most evident in three areas: first, our net interest margin improvement, reflecting improved loan and deposit pricing decisions; second, in our deposit growth; and third, in our Warren Bank transaction.

In summary, I am encouraged by the progress we have made. As I noted at the beginning of my letter, everything we are doing and all of our actions and decisions are focused on returning Huntington to profitable performance as soon as possible. Though many would like me to give a timetable, I am not going to do that. The fact is there are too many uncertainties regarding the economy.

But I can tell you that this will happen. The most prudent course of action is to continue to prepare for a challenging economy. Therefore, as an investor you should know that we will continue to aggressively identify and address emerging credit issues. This could mean more pain before we see the peak. The very good news is that we now have sufficient capital.

As I said at the beginning, I am greatly encouraged by our progress to date. There is still much to do, but we are getting stronger every day. Thank you for again allowing me the opportunity to share these views with you.

Sincerely,

Important Notice: This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 10/22/09
Financial Press Release and other SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor
Relations (614) 480-5676.